                                                                 Exhibit (A)(5)
                           JWGENESIS FINANCIAL CORP.

                          Offer to Purchase for Cash
                  Up to 1,166,667 Shares of its Common Stock
                           At a Purchase Price, Net
                              of $30.00 Per Share

    THE OFFER WILL EXPIRE AT 5:00 P.M. EASTERN TIME, ON FRIDAY, FEBRUARY 11, 2000, UNLESS EXTENDED (THE "EXPIRATION DATE"). SHARES TENDERED PURSUANT TO THE OFFER MAY BE WITHDRAWN AT ANY TIME PRIOR TO THE EXPIRATION DATE.

To Our Clients:

   Enclosed for your consideration is an Offer to Purchase, dated January 10, 2000 (the "Offer to Purchase"), and a related Letter of Transmittal (which, together with any amendments or supplements thereto, collectively constitute the "Offer") relating to an offer by JWGenesis Financial Corp., a Florida corporation (the "Company"), to purchase outstanding shares of Common Stock, par value $.001 per share (the "Shares"), of the Company, at $30.00 per Share, net to the seller in cash, upon the terms and subject to the conditions set forth in the Offer.

   WE ARE THE HOLDER OF RECORD OF SHARES HELD BY US FOR YOUR ACCOUNT. A TENDER OF SUCH SHARES CAN BE MADE ONLY BY US AS THE HOLDER OF RECORD AND PURSUANT TO YOUR INSTRUCTIONS. THE LETTER OF TRANSMITTAL IS FURNISHED TO YOU FOR YOUR INFORMATION ONLY AND CANNOT BE USED TO TENDER SHARES HELD BY US FOR YOUR ACCOUNT.

   We request instructions as to whether you wish to tender any of or all the Shares held by us for your account, pursuant to the terms and conditions set forth in the Offer.

   Your attention is invited to the following:

  1. The tender price is $30.00 per Share, net to the seller in cash, upon the terms and subject to the conditions set forth in the Offer.

  2. The Offer is being made for up to an aggregate of 1,166,667 Shares, which is approximately 18.6% of the outstanding Shares as of January 7, 2000.

  3. If there is an oversubscription for the Offer (that is, stockholders tender in the aggregate more than 1,166,667 Shares), the Company will accept Shares on a prorata basis (other than properly tendered odd-lots, which it will accept in full) based on the total number of Shares tendered by all stockholders.

  4. The Offer will expire at 5:00 P.M., Eastern Time, on Friday, February 11, 2000, unless the Offer is extended by the Company. In all cases, payment for Shares accepted for payment pursuant to the Offer will be made only after timely receipt by the Depositary of certificates for such Shares (or timely Book-Entry Confirmation of a transfer of such Shares as described in Section 3 of the Offer to Purchase), a properly completed and duly executed Letter of Transmittal (or facsimile thereof), and any other documents required by the Letter of Transmittal.

  5. The Company will pay any stock transfer taxes with respect to the transfer and sale of Shares to it or to its order pursuant to the Offer, except as otherwise provided in Instruction 7 of the Letter of Transmittal.

   If you wish to have us tender any or all of your Shares, please so instruct us by completing, executing, detaching, and returning to us the instruction form set forth below. An envelope to return your instructions to us is enclosed. If you authorize tender of your Shares, all such Shares will be tendered by the Specific Amount method (as described in the Offer to Purchase and the Letter of Transmittal) unless otherwise specified below. Your instructions to us should be forwarded promptly to permit us to submit a tender on your behalf prior to the expiration of the Offer.

   The Offer is not being made to, nor will tenders be accepted from or on behalf of, holders of Shares in any jurisdiction in which the making or acceptance of the Offer would not be in compliance with the laws of such jurisdiction.

    Unless you complete this instruction to us and return it to us in time for us to make delivery to the Company's Agent before Friday, February 11, 2000, none of your shares will be tendered. We suggest delivery to us before February 4, 2000 in order to provide adequate time.

                         Instructions with Respect to

                          Offer to Purchase for Cash

                    Up to 1,166,667 Shares of Common Stock

                                      of

                           JWGenesis Financial Corp.

                           At a Purchase Price, Net

                              of $30.00 Per Share

   The undersigned acknowledges receipt of your letter enclosing the Offer to Purchase, dated January 10, 2000, of JWGenesis Financial Corp., a Florida corporation (the "Company"), and the related Letter of Transmittal, relating to the shares of Common Stock, par value $.001 per share ("Shares"), of the Company.

   You are instructed to tender to the Company the number of Shares indicated below (or, if no number is indicated below, all Shares) held by you for the account of the undersigned, on the terms and conditions set forth in such Offer to Purchase and the related Letter of Transmittal.


 Number of Shares Owned ______________________________________________________

 Account Number ______________________________________________________________

 Date ________________________________________________________________________

                              Method of Tender *

            Specific Amount Method:               Formulaic Number of Shares Method:
 Number of Shares                                 Target Number of Shares
 to be Tendered** ____________________________    to be Tendered (based
                                                  on 18.6% of Shares
                                                  Owned) ***    ____________________
                                                  Total Number of
                                                  Shares Owned***  _________________



                                     SIGN HERE

 Signature(s) ________________________________________________________________

 Please type or print name(s) here ___________________________________________

 Address______________________________________________________________________
                                                           (Include Zip Code)

 Area Code and Telephone Number ______________________________________________

 Taxpayer Identification or Social Security Number ___________________________

  * Select one method only.
 ** Unless otherwise indicated, it will be assumed that all your Shares indicated above and held by us for your account are to be tendered by the Specific Amount method (as described in the Offer to Purchase and the Letter of Transmittal).
*** Please see Section 1 of the Offer to Purchase and Instruction 5 to the
    Letter of Transmittal for a description of the Formulaic Number of Shares method and further instructions on how to tender Shares by the Formulaic Number of Shares method. Also, electing the Formulaic Number of Shares method constitutes your consent to our furnishing information to the Company and its agent(s) about your beneficial ownership of the Shares held by us for your account.